Exhibit 99.1

Liberty Global to Hold Shareholders’ Meetings

Denver, Colorado - February 19, 2015:

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) will be holding a general meeting and class meetings of shareholders on Tuesday, February 24, 2015 beginning at 10:00 a.m. Mountain Time at the Denver Marriott South at Park Meadows, 10345 Park Meadows Drive, Lone Tree, Colorado 80124. Liberty Global may make observations concerning its historical operating performance and outlook. Please dial in to the teleconference 15 minutes prior to the start of the meetings.

Domestic: 800 638 4817
International: +1 617 614 3943
Passcode: 93206915

In addition to the teleconference, a live, listen-only webcast will be available at www.libertyglobal.com. We intend to archive the webcast under the Investor Relations section of our website for approximately 30 days.

About Liberty Global
Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 27 million customers subscribing to 56 million television, broadband internet and telephony services at December 31, 2014. In addition, we served 5 million mobile subscribers across nine countries at year-end 2014.

Liberty Global's consumer brands include Virgin Media, UPC, Ziggo, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Liberty Global Business Services, our commercial division, and Liberty Global Ventures, our investment fund. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Marcus Smith	+44 20 7190 6374
Christian Fangmann	+49 221 8462 5151	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Hanne Wolf	+1 303 220 6678